Exhibit 10.1
REAL ESTATE PURCHASE AGREEMENT
BETWEEN
GRS SAHARA AVENUE CORP.
AND
BANKWEST OF NEVADA

REAL ESTATE PURCHASE AGREEMENT
     This Agreement is entered into as of this 15th day of September, 2005, by and between GRS Sahara Avenue Corp., a Michigan corporation (“Seller”), with an address at 79 Alfred Street, Detroit, Michigan 48201 and BankWest of Nevada, a Nevada Banking Corporation, or its permitted nominees or assigns (“Purchaser”), with an address at 12220 El Camino Real, Suite 100, San Diego, California 92130.
     1. Purchase and Sale. In consideration of their mutual covenants set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) and on the terms and conditions set forth herein, the following:
     (a) All of the land (the “Real Estate”) situated in City of Las Vegas, County of Clark, State of Nevada, described on Exhibit “A” attached to this Agreement and made a part hereof, and commonly known as 2700 West Sahara Avenue.
     (b) All structures, buildings, improvements and fixtures, including without limitation all equipment and appliances used in connection with the operation or occupancy thereof, such as heating and air-conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, trash disposal or other services owned by Seller and located on the Real Estate (“Improvements”).
     (c) All personal property owned by Seller located on or in the Real Estate or Improvements and used in connection with the operation and maintenance of the Real Estate or Improvements (“Personal Property”).
     (d) Seller’s interest in all leases and other agreements to occupy the Real Estate and/or the Improvements, or any portion thereof, as amended from time to time, in effect on the Closing Date, as hereinafter defined (all such leases and agreements being sometimes collectively referred to herein as “Leases”).
     (e) All intangible property owned by Seller and used in connection with the Real Estate, Improvements and Personal Property, including all trademarks and trade names used in connection with any part of the Real Estate and Improvements, and all plans and specifications, if any, in the possession of Seller which were prepared in connection with the construction of any of the Improvements, all hereditaments, privileges, tenements and appurtenances belonging to the Real Estate, all right, title and interest of Seller in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Real Estate, all licenses, permits and warranties now in effect with respect to the Real Estate, Improvements and Personal Property, all written contracts listed on Exhibit “L” attached to this Agreement and made a part hereof (“Service Contracts”) in effect at Closing, as hereinafter defined, and which are not terminated, in any way relating to the Real Estate and/or the Improvements and all equipment leases and all rights of Seller thereunder relating to equipment or property located upon the Real Estate and/or the Improvements, which will survive the Closing (“Intangible Property”), all of which shall be transferred to Purchaser pursuant to an assignment in the form attached to this Agreement as Exhibit “B” (“Assignment of Intangible Property”).
     The Real Estate, Improvements, Personal Property, Leases and Intangible Property are sometimes collectively referred to herein as “Property”.
     2. Purchase Price; Earnest Money.
     (a) Purchase Price. The purchase price for the Property shall be Sixteen Million, Three Hundred Thousand and 00/100 ($16,300,000.00) Dollars (the “Purchase Price”). The Purchase Price shall be payable in accordance with the following.
(b)	Earnest Money.

(1)	Within three (3) Business Days after the Effective Date, as hereinafter defined, Purchaser shall deposit the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars (the “Initial Deposit”) with First American Title Insurance Company 30 N. LaSalle, Suite 310, Chicago, Illinois 60602 (“Title Company”) to be held in escrow in a money market type bank account pursuant to an Escrow Agreement of even date herewith, in the form of Exhibit “C” attached to this Agreement. Purchaser shall be entitled to a refund of the Initial Deposit and all interest accrued on the Initial Deposit: (i) if, upon the expiration of the Due Diligence Period, as hereinafter defined, Purchaser elects not to proceed to purchase the Property, (ii) if, after the Due Diligence Period, Seller is unable to convey to Purchaser good, marketable record and insurable fee simple title to the Real Estate, subject only to the Permitted Exceptions, as defined in Section 5 (b) of this Agreement, or to transfer any material portion of the other Property, (iii) if the Lender’s Consent, as hereinafter defined, has not been obtained by the scheduled Closing Date, as it may be extended in accordance with Section 2 (d) (3) of this Agreement, (iv) if Purchaser shall be entitled to a refund of the Earnest Money under Sections 5 (b), 11, 12 or 13 (b) of this Agreement, or (v) if Seller fails to consummate the Closing for any reason other than for Purchaser’s default under this Agreement.

(2)	Notwithstanding anything contained in this Agreement to the contrary, in the event Title Company has not received the Initial Deposit by 5:00 p.m., Central Time, on the third (3rd) Business Day after the execution of this Agreement by Purchaser, then Seller shall have the right, in Seller’s sole and absolute discretion, to terminate this Agreement, and upon such termination, neither party shall any further rights or duties under this Agreement.

(3)	In the event that Purchaser gives notice of its election to proceed in accordance with Section 4 (b) of this Agreement or does not give Seller notice of Purchaser’s election to terminate this Agreement and not proceed to purchase the Property by the end of the Due Diligence Period, then simultaneously with the delivery of Purchaser’s notice of its election to proceed to Seller or upon the end of the Due Diligence Period, whichever is applicable, Purchaser shall deposit with Title Company an additional One Hundred Thousand and 00/100 Dollars ($100,000.00) Dollars (the “Additional Deposit”), and thereafter the Initial Deposit and the Additional Deposit (the Initial Deposit and the Additional Deposit are hereinafter collectively referred to as the “Earnest Money”) in the aggregate amount of $200,000.00 shall be non-refundable except upon the occurrence of any of the following: (i) if Seller is unable to convey to Purchaser good, marketable record and insurable fee simple title to the Real Estate, subject only to the Permitted Exceptions, as defined in Section 5 (b) of this Agreement, or to transfer any material portion of the other Property, (ii) if the Lender’s Consent has not been obtained by the scheduled Closing Date, as may be extended in accordance with Section 2 (d) (3) of this Agreement, (iii) if Purchaser shall be entitled to a refund of the Earnest Money under Sections 5 (b), 11, 12 or 13 (b) of this Agreement, or (iv) if Seller fails to consummate the Closing for any reason other than for Purchaser’s default under this Agreement.

(4)	Notwithstanding anything contained in this Agreement to the contrary, in the event Title Company has not received the Additional Deposit by 5:00 p.m., Central Time, on the second (2nd) Business Day after Purchaser gives notice of its election to proceed in accordance with Section 4 (b) of this Agreement, or the second (2nd) Business Day after the end of the Due Diligence Period, whichever is applicable, then Seller shall have the right, in Seller’s sole and absolute discretion, to terminate this Agreement, and upon such termination, Title Company shall return the Initial Deposit to Purchaser, and neither party shall any further rights or duties under this Agreement.

(5)	In the event Purchaser consummates the transaction contemplated hereby, the Earnest Money and all interest accrued on the Earnest Money shall be applied to the Purchase Price. Subject to the terms and conditions set forth in Section 4, in the event Purchaser fails to consummate the transaction contemplated hereby through no fault of Seller, the Earnest Money, plus the accrued interest, shall, as provided in Section 13 (a) of this Agreement, be forfeited to Seller as liquidated damages.
     For purposes of this Agreement, the term “Effective Date” means the later of the date that Seller or Purchaser has executed this Agreement, and the term “Business

Day” means any day other than Saturday, Sunday or any other day on which the national banks in the State of Michigan are not open for business.
     (c) Balance of Purchase Price. Not later than 10:00 a.m., Eastern Time, on the Closing Date, Purchaser shall deposit with the Title Company, in immediately available funds, the sum necessary, along with the Earnest Money, to make the total consideration paid to Seller at Closing equal to the Purchase Price, minus the outstanding principal balance of the Loan, as hereinafter defined, as of the Closing Date, and plus or minus prorations as hereinafter provided, in accordance with the Escrow Agreement.
     (d) Existing Indebtedness. The Property is to be conveyed without release of, and Purchaser shall assume, the lien of that certain existing deed of trust (the “Deed of Trust”) in favor of Bear, Stearns Funding, Inc. as beneficiary (“Lender”), which secures a certain indebtedness in the original principal amount of $10,250,000.00 (the “Loan”). Copies of all Loan Documents, as hereinafter defined, in the possession of Seller shall be delivered to Purchaser as soon as practicable, but in any event within five (5) Business Days after the Effective Date.
(1)	It shall be a condition precedent to the obligation of Purchaser to close the transactions contemplated hereby that as of the Closing any required consent of Lender to the conveyance of the Property subject to the Deed of Trust and the instruments and documents evidencing and securing the Loan (the “Loan Documents”) and the assumption of the Loan by Purchaser shall have been obtained from Lender.

(2)	Purchaser shall pay all transfer or other fees charged by Lender, including without limitation a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and any costs and expenses charged by Lender in connection with the assumption of the Loan, recording costs and expenses relating to the recordation of any Deed of Trust assignment agreement or other documentation relating to the assumption of the Loan, and any other costs and expenses relating to the assumption of the Loan.

(3)	The parties shall cooperate in good faith and with reasonable diligence to secure the approval of the Lender to the conveyance of the Property to, and assumption of the Loan by, Purchaser in accordance with the provisions of this Agreement. Purchaser shall have the right to negotiate directly with Lender concerning Lender’s consent. Purchaser shall promptly provide to Lender all information it may reasonably require in order to obtain Lender’s consent. Purchaser shall provide Seller with copies of all information so provided to Lender. If the conditions set forth in this Section 2 (d) have not been satisfied by the Closing Date, then Purchaser may elect to (i) terminate this Agreement, in which event the Earnest Money shall be promptly refunded to Purchaser; (ii) proceed with

Closing as provided in Section 3 below; or (iii) extend the Closing Date for up to forty-five (45) days in an attempt to satisfy these conditions. In the event Purchaser desires to exercise such extensions rights, Purchaser shall give written notice to Seller and Title Company on or before five (5) days prior to the previously scheduled Closing Date. If the conditions set forth in this Section 2 (d) have not been satisfied by the extended Closing Date, then unless mutually agreed between the parties, this Agreement shall on such date be terminated, in which event the Earnest Money shall be promptly refunded to Purchaser.
     3. Closing.
     (a) The consummation of the purchase and sale of the Property (the “Closing”) shall take place at the office of Title Company on a date ( the “Closing Date”) mutually agreed upon by the parties, but not later than thirty (30) calendar days after the end of the Due Diligence Period as described in Section 4 of this Agreement, unless such date is extended according to the provisions of Sections 2 (d), 5 or 12 of this Agreement or by written agreement signed by the parties.
     (b) This transaction shall be closed in accordance with this Agreement and the Escrow Agreement. The Purchase Price shall be paid and all documents necessary for the consummation of this transaction shall be delivered through Title Company on or prior to the Closing Date. Provided that all conditions of the Escrow Agreement have been satisfied and further provided that all the terms and conditions of this Agreement have been satisfied, Title Company shall disburse the proceeds of sale on the Closing Date to Seller, and Seller shall deliver possession of the Property to Purchaser.
     (c) Prior to or simultaneously with the Closing, Seller shall deliver or cause to be delivered to Title Company the following documents:
(1)	A good and sufficient Grant, Bargain and Sale Deed properly executed on behalf of Seller, conveying to Purchaser the Real Estate and Improvements described on Exhibit “A” in fee simple, subject only to the Deed of Trust and the Permitted Exceptions, in the form of Exhibit “E” attached to this Agreement;

(2)	A duly executed Affidavit of Title, dated even with the Closing Date, in the form of Exhibit “F” attached to this Agreement;

(3)	A Bill of Sale making no warranty whatsoever, in the form of Exhibit “G” attached to this Agreement executed by Seller, conveying to Purchaser the Personal Property, if any;

(4)	A duly executed and acknowledged Assignment of Leases assigning and conveying to Purchaser the landlord’s interest in, to and under the Leases, and containing an assumption by Purchaser of Seller’s obligations under the Leases from and after the Closing Date (including any obligations relating to security deposits) all in the form of Exhibit “H” attached to this Agreement;
(5)	Such documents as may be required by Lender to effect Purchaser’s assumption of the Loan, executed by Seller;

(6)	A form letter signed by Seller to tenants at the Real Estate instructing the tenants to pay rent at the direction of Purchaser and to recognize Purchaser as landlord under their respective leases;

(7)	Originals of all Leases in Seller’s possession, together with Certificate of Rent Roll in the form of Exhibit “I” attached to this Agreement;

(8)	An affidavit sworn by an officer of Seller to the effect that Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, which affidavit shall be in the form of Exhibit “D” attached to this Agreement;

(9)	A duly executed and acknowledged Assignment of Intangible Property in the form of Exhibit “B” attached to this Agreement assigning and conveying to Purchaser the Intangible Property and containing an assumption by Purchaser of Seller’s obligations arising out of Purchaser’s ownership of the Intangible Property from and after the Closing Date, and any consents of third parties required for transfer of the Intangible Property;

(10)	Termination statements terminating, as of the date of Closing, all the management and leasing contracts relating to the improvements; and

(11)	An estoppel certificate, in form substantially in accordance with Exhibit “J” attached to this Agreement, executed by the tenants under the Leases, other than Purchaser; provided however, that estoppel certificates containing non-material exceptions, qualifications or modifications shall be deemed to be substantially in accordance with Exhibit “J,” and provided further, that if Seller is unable to procure such estoppel certificates the tenants, Seller may, in lieu thereof, deliver to Purchaser Seller’s certification, to the best of its knowledge, certifying as to the matters set forth on Exhibit “J” attached to this Agreement, with respect to those estoppel certificates which Seller is unable to furnish.
     (d) Prior to or simultaneously with the Closing, Purchaser shall deliver or cause to be delivered to Title Company the following:
(1)	An amount of money equal to or greater than the Purchase Price, net of the Loan Amount, and net of prorations in accordance with this Agreement, less the amount of the Earnest Money;

(2)	A fully executed Assignment and Assumption of Intangible Property and Other Rights in the condition required by this Agreement;

(3)	A fully executed Assignment of Leases and Security Deposits;

(4)	A closing statement in accordance with the terms and conditions of this Agreement; and

(5)	Such documents as may be required by Lender to effect Purchaser’s assumption of the Loan, executed by Purchaser.
     4. Conditions to Closing. In addition to all other conditions to the completion of the transaction described in this Agreement, Seller and Purchaser agree that the closing of this sale and purchase is subject to satisfaction, approval or waiver by Purchaser of the following conditions on or before twenty (20) calendar days after the Effective Date (the “Due Diligence Period”):
     (a) Inspection and approval of the physical condition and use of the Property, including without limitation, the availability of access, utility services, zoning, environmental risks, engineering and soil conditions. For the purpose of conducting physical inspections, Seller agrees to provide Purchaser and its authorized agents, accompanied by a representative of Seller, reasonable access to the Property at all reasonable times on Business Days during the Due Diligence Period upon at least forty-eight (48) hours prior notice to Seller, and Purchaser shall conduct such inspections in a manner not disruptive to tenants or to the operation of the Property. All tests and inspections, other than ones which do not in any way interfere with Seller’s or the Property tenants’ use, possession or enjoyment of the Property, shall be conducted only (i) at times, (ii) in places and (iii) utilizing procedures as shall be approved by Seller in writing, in advance of any such test or inspection. Purchaser shall obtain insurance covering all activities of Purchaser, and/or Purchaser’s agents or consultants, on the Real Estate and/or the Improvements in the amount of not less than $1,000,000. Said insurance shall name Seller as an additional named insured, and a copy of the policy together with a certificate of insurance shall be delivered to Seller prior to any entry upon the Real Estate and/or the Improvements by Purchaser, and/or Purchaser’s agents or consultants. Purchaser agrees that in making any inspections of or conducting any testing of, on or under the Real Estate and/or the Improvements, Purchaser or Purchaser’s agents will not reveal to any third party (other than Purchaser’s counsel and prospective lenders) not approved by Seller the results of its inspections or tests, and Seller reserves the right to have a representative present. Purchaser agrees to provide Seller with a copy of any third party report at no cost to Seller upon Seller’s written request. Any inspections and testing shall be at Purchaser’s expense. Purchaser hereby agrees to indemnify Seller and to hold Seller, Seller’s agents and employees harmless from and against any and all losses, cost, damage, claims or liabilities including, but not limited to, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Purchaser’s access to or entry upon the Real Estate and/or the Improvements under this Section 4 (a). Purchaser’s indemnity and hold harmless pursuant to this Section 4 (a) shall survive the termination or expiration of this Agreement by Closing or otherwise.
     (b) Inspection and approval of documents and files concerning the construction, environmental condition, leasing, maintenance and operation of the Property, including but not limited to all Leases, Service Contracts, equipment leases, other documents pertaining to Intangible Property, and environmental site assessments, but excluding Seller’s corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, confidential or privileged information (the “Due Diligence Documents”). Seller shall provide copies of the Due Diligence Documents to Purchaser within five (5) Business Days after the Effective Date. The information supplied to or made available to Purchaser by Seller as provided in this Section 4 shall not be released or disclosed to any other parties unless and until this transaction has closed without the prior written consent of Seller; provided, however, that Purchaser may disclose such information to Purchaser’s attorneys, accountants, consultants agents, and representatives, as long as each such person, if not an employee of Purchaser, has first executed and delivered to Seller a Nondisclosure Agreement in the form of Exhibit “K” attached to this Agreement. In the event that this transaction is not closed for any reason, then Purchaser shall refrain, and shall cause its agents, representatives and accountants to refrain, from disclosing all such information to any other party. Purchaser shall defend, indemnify and hold harmless Seller (which indemnification shall survive the closing of this transaction or the termination or expiration of this Agreement, whichever shall occur) from and against all loss, damage or expense sustained or incurred by Seller by reason of any unauthorized disclosure of such information.
     Prior to the expiration of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement for any reason whatsoever or no reason, and thereupon shall be entitled to a full refund of its Earnest Money. In the event that Purchaser elects not to proceed with the purchase of the Property, then not later than 5:00 p.m., Pacific Time on the last day of the Due Diligence Period, Purchaser shall notify Seller in writing (or via facsimile transmission) that it elects not to proceed with the purchase of the Property. In the event that Purchaser gives Seller notice of Purchaser’s election not to proceed, this Agreement shall terminate and become null and void, and Purchaser shall thereupon receive a full refund of its Earnest Money, together with all interest earned thereon and, subject to the provisions of Section 25 of this Agreement, shall be relieved of any and all liability hereunder. In the event that Purchaser gives notice of its election to proceed or does not give Seller any notice whether Purchaser intends to proceed or not, the parties shall proceed to Closing in accordance with the terms hereof.
     Upon a termination of this Agreement, Purchaser agrees to return to Seller all materials, other than de minimis materials, delivered to Purchaser pursuant to this Section 4 or otherwise under this Agreement and all copies thereof, together with copies of any marketing studies, environmental studies and other tests, studies or site specific information or studies pertaining to the Real Estate and/or the Improvements prepared by or on behalf of Purchaser in connection with Purchaser’s proposed purchase of the Real Estate and/or the Improvements.
     5. Evidence of Title and Survey. As evidence of Seller’s title, Seller shall deliver to Purchaser:
     (a) Evidence of Title. At Seller’s expense, and as expeditiously as possible, but in no event later than five (5) Business Days after the Effective Date, a title commitment issued by Title Company (the “Title Commitment”). At Closing, Seller shall pay to Title Company the entire amount of the premium payable for a C.L.T.A. owner’s title insurance policy (or similar policy in general use in the state where the Real Estate is located), with standard exceptions, and subject to the Deed of Trust and related documents and the Permitted Exceptions, in the amount of the Purchase Price, naming Purchaser as the insured (the “Title Policy”), and Title Company shall mark-up and acknowledge the Title Commitment so as to constitute a Title Policy as of the Closing Date. Any endorsements required by Purchaser shall be at Purchaser’s expense. If Purchaser desires an A.L.T.A. owner’s title insurance policy, the increase in premium over the cost of the C.L.T.A. owner’s title insurance policy shall be paid by Purchaser.
     (b) Objections to Title. For purposes of this Agreement, the term “Permitted Exceptions” means those exceptions, other than any exception in connection with the Deed of Trust, set forth in the Title Commitment which are not objected to by Purchaser pursuant to this Section 5 (b). In the event the Title Commitment contains any exceptions to title, Purchaser shall have until the later of: (i) ten (10) Business Days from and after its receipt of the Title Commitment, or (ii) the end of the Due Diligence Period, to approve or object to the condition of title disclosed in the Title Commitment. Purchaser’s approval of any such exceptions to title which are not Permitted Exceptions shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement, which condition Purchaser reserves the right to waive. If objection to the title is made, based upon a written opinion of Purchaser’s attorney, that title is not in the condition required for performance hereunder for reason other than any lien, judgment, debt, security interest or other lien, financial encumbrance or obligation in a liquidated amount, Purchaser shall give Seller ten (10) Business Days from the date it is notified in writing of the particular defects claimed, either, as Seller shall elect, (i) to remedy the title or (ii) to obtain title insurance as required above, or (iii) to decline to remedy the title or obtain title insurance as required above, and, if Purchaser has not elected to waive such defect, the Earnest Money, plus accrued interest, shall be refunded forthwith in full termination of this Agreement, subject to the provisions of Section 25 of this Agreement. Provided all other conditions precedent set forth in Section 4 of this Agreement have been met to Purchaser’s satisfaction or have been waived by Purchaser, if Seller remedies the title or obtains a Title Commitment acceptable to Purchaser within the time specified, Purchaser agrees to complete the sale, and if Seller is unable to remedy the title or obtain title insurance within the time specified, the Earnest Money, plus accrued interest, shall be refunded forthwith in full termination of this Agreement, subject to the provisions of Section 25 of this Agreement. Purchaser shall have the right to notify Title Company of any matters materially affecting the title to the Property which have not been disclosed by the Title Commitment after reviewing same with Seller and permitting Seller the opportunity to cure or dispose of same. In the event such matters, in the opinion of Purchaser, adversely affect the title to the Property, Purchaser shall have the right to object to the condition of the title as provided herein.
     (c) Survey. Within five (5) Business Days after the Effective Date, Seller shall deliver to Purchaser, at Seller’s sole cost and expense, a copy of the existing survey of the Property (the “Survey”) which is in the possession of Seller. Purchaser may, at its sole cost and expense order such update(s) and revisions(s) to the Survey as Purchaser in its opinion shall deem necessary or desirable.
     6. Representations and Warranties. Seller represents and warrants that as of the date hereof and as of the Closing Date:
     (a) To the actual knowledge of Seller, Seller has received no notice from any governmental authority of any pending or threatened (i) zoning, building, fire, or health code violations or violations of other governmental requirements or regulations with respect to the Real Estate and/or the Improvements that have not previously been corrected, or (ii) any condemnation of the Real Estate and/or the Improvements. Seller further warrants and represents that in the event it receives any such notice prior to the Closing Date, it will provide to Purchaser copies of any such notice. Seller agrees to use reasonable efforts to correct any matters disclosed in such notice, provided, however, that Seller shall not be obligated to expend more than an aggregate amount of $10,000 in connection any or all such corrections. If any such matter cannot be corrected by Seller by Closing, Seller shall give Purchaser a credit at Closing for the amount estimated to be required to correct such matter, but in no event more than $10,000. If the estimated costs to correct such matter is greater than $10,000, Purchaser may deliver written notice of termination of this Agreement to the other party, and this Agreement shall thereupon terminate and the Earnest Money shall be returned to Purchaser, unless either party agrees in writing to pay the excess required to correct such matter;
     (b) As of the Effective Date, there are no Leases or other Agreements for occupancy in effect with respect to the Real Estate and/or the Improvements except for those described upon the Rent Roll attached to this Agreement as Exhibit “I”;
     (c) To the actual knowledge of Seller, Seller has received no notices from insurers of defects in the Improvements which have not been corrected;
     (d) To the actual knowledge of Seller, there are no legal actions pending or threatened against the Property nor are there any violations of any building codes or other statutes affecting the use, occupancy and enjoyment of the Property;
     (e) All lease commissions due with regard to the Leases of existing tenants have been paid;

     (f) To the actual knowledge of Seller, based upon a review of the Rent Roll prepared by Seller’s Property Manager, and inquiry of said Seller’s Property Manager, the Rent Roll is accurate;
     (g) To the actual knowledge of Seller, Seller has heretofore delivered to Purchaser true and correct copies of the Service Contracts. Except as may be shown on Exhibit “L” attached to this Agreement, all of the Service Contracts are in full force and effect, Seller has not sent or received any notices of default under the Service Contracts, and, to the best of Seller’s knowledge, there are no defaults or events which, with the passage of time or giving of notice, or both, could become a default under the Service Contracts. All charges under the Service Contracts have been paid through the dates shown on Exhibit “L” attached to this Agreement;
     (h) Seller has been duly organized, is validly existing, and is in good standing as a Michigan corporation. Seller is in good standing and qualified to do business in the State where the Property is located. Subject to obtaining the Lender’s consent to the assumption of the Loan by Purchaser, Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms;
     (i) Seller has no actual knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property. Except in the ordinary course of the operation of the Property and in accordance with applicable Environmental Laws, Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any Environmental Laws. The term “Environmental Laws” means all federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” means petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law;
     (j) To Seller’s actual knowledge, the Loan Documents to be delivered to Purchaser include true, accurate and complete copies of all of the material documents and instruments in effect with respect to the Loan. Seller has not received any notice that it is in default under any of the Loan Documents, nor, to Seller’s actual knowledge, does any default or breach exist, nor any event or circumstance which, with the giving of notice or passage of time, or both, would constitute a default or breach by Seller under any of the Loan Documents.
     For purposes of this Agreement, the term “actual knowledge” of Seller means the actual knowledge of Mr. Gene Thompson and Mr. Randal Potterf, the asset manager for Seller in charge of the Property.
     7. As Is. Purchaser represents and warrants to Seller that:
     (a) Purchaser will have examined and investigated to Purchaser’s full satisfaction the physical condition of the Property and Seller’s Disclosure Documentation during the Due Diligence Period set forth in Section 4;
     (b) Except as set forth herein, neither Seller nor any real estate broker, agent or other representative of Seller has made any representations or warranties whatsoever regarding this transaction or any fact relating thereto, including, without limitation, any representations or warranties concerning the physical condition of the Property, access, zoning laws, environmental matters, utilities, or any other matter affecting the Property or the use thereof;
     (c) If Purchaser proceeds to purchase the Property, Purchaser shall accept the Property “as is” and “where is” at Closing;
     (d) Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller, Property Manager or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, verbally or in writing, unless specifically set forth herein’ and
     (e) Purchaser is a duly organized and validly existing banking corporation under the laws of the State of Nevada.
     8. Seller’s Covenants. Between the date of the execution of this Agreement and the Closing, Seller shall:
     (a) Maintain the Property in its present condition, ordinary wear and tear excepted;
     (b) Maintain all casualty, liability and hazard insurance currently in force with respect to the Property;
     (c) Operate and manage the Real Estate and/or the Improvements, in the same manner done by Seller prior to the date hereof, maintaining present services and sufficient supplies and equipment for the operation and maintenance of the Real Estate and/or the Improvements in the same manner as prior to the date hereof;
     (d) Offer Purchaser a right of first refusal to lease any portion of the Property for which Seller has received an offer to lease said space from any third party. Seller shall deliver a complete copy of any such offer to lease and the form of the proposed Lease to Purchaser, and Purchaser shall have ten (10) Business Days to notify Seller if Purchaser will enter into a lease for said space on the terms and conditions contained in said proposed Lease
     (e) Not enter into any contract pertaining to the Property without Purchaser’s prior written consent unless said contract is cancelable without penalty on thirty (30) days’ notice.
     (f) Not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements regarding any disposition of the Property; and
     (g) Comply with the terms of the Loan Documents and provide Purchaser with copies of any notices delivered or received in connection therewith.
     9. Prorations. The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Purchaser and shall be prorated (as applicable) on a per diem basis. For purposes of this Agreement, Seller shall be deemed the owner of the Property up to but not including the Closing Date, and Purchaser shall be deemed the owner of the Property from and including the Closing Date.
     (a) All real estate taxes and installment of special assessments due and payable in the calendar year of Closing shall be prorated as set forth above. Seller shall pay all prior years’ taxes and assessments. All subsequent taxes and installments of special assessments not yet due and payable shall be paid by Purchaser.
     (b) Current rents, advance rentals, cost-of-living index escalations, utility deposits, tax and operating expense escalations and other charges payable by tenants under the Leases; premiums under assigned insurance policies (if any); utility charges and deposits made by Seller with respect to common area utilities shall be prorated as set forth above. All other items of accrued or prepaid income and expenses (except delinquent rents) shall be prorated on an accrual basis up to and including the Closing Date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense.
     (c) Security deposits in the possession of Seller and any interest accrued thereon if said interest is the property of the tenants which delivered the said deposits shall be credited to Purchaser at Closing.

     (d) Any tenant-improvement and/or leasing-commission cost, including referral fees, paid or incurred by Seller after the date of this Agreement with respect to Leases or other rental Agreements approved by Purchaser and executed after the date of this Agreement, and legal fees directly related to such leasing, which (i) are attributable by reason of proration or accrual between landlord and tenant thereunder to periods of time which will actually occur after Closing, or (ii) have been paid or incurred on behalf of and for the direct benefit of Purchaser, shall be credited in favor of Seller at Closing. Seller shall supply invoices and statement for all such tenant-finish work and leasing commissions to Purchaser on or prior to the Closing Date. Purchaser shall be solely responsible for the payment of all tenant-improvement and leasing-commission costs payable in connection with any options, renewal, or extensions exercisable under the leases after the Closing Date.
     (e) The balance(s) in any escrow accounts maintained by or on behalf of Seller with Lender as required by the provisions of any of the Loan Documents, including without limitation (i) the Leasing Commission Reserve (the balance in which as of August 11, 2005 is $31,690.15), (ii) the Replacement Reserve (the balance in which as of August 11, 2005 is $72,601.98), (iii) the Tenant Improvement Reserve (the balance in which as of August 11, 2005 is $0.00), (iv) the Tax Escrow (the balance in which as of August 11, 2005 is $41,467.65), and (v) the Insurance Escrow (the balance in which as of August 11, 2005 is $14,743.02) shall be credited to Seller at Closing.
     Any offer to lease space in the Property presented to Seller after the date of this Agreement and prior to the Closing Date for its approval, together with a copy of the proposed Lease shall be submitted to Purchaser prior to execution by Seller. Purchaser shall have ten (10) Business Days to notify Seller if Purchaser will enter into a lease for said space on the terms and conditions contained in said proposed Lease. In the event Purchaser informs Seller that Purchaser does not elect to enter into such Lease, or Purchaser fails to notify Seller in writing of its decision within the ten (10) Business Day time period for such purpose set forth above, such failure shall be deemed an election by Purchaser not to enter into such Lease, and Seller shall be free to enter into such Lease with the proposed tenant.
     (f) In the event that on the Closing Date, any tenant is delinquent in the payment of rent, including any additional rent billed but unpaid at the time of Closing, said delinquent rent shall remain the property of Seller and no proration with respect thereto shall be made at Closing, and Purchaser will use its best efforts to collect such delinquent rent and, following the application of same to the most current monthly rental obligations, remit the balance thereof, if any, to Seller. Purchaser shall advise Seller of all such collection efforts including sending Seller copies of all correspondence and memos. Further, Purchaser will, if requested by Seller to do so, seek legal relief on behalf of Seller for the collection of such delinquent rent. Seller agrees to reimburse Purchaser for reasonable attorneys’ fees in connection therewith, provided Seller approves Purchaser’s attorney prior to commencement of such legal proceedings.

     (g) Immediately after Closing, Seller shall direct Property Manager to make available at the offices of Property Manager, all contracts, leases and leasing correspondence, receipts for deposits, and unpaid bills which pertain to the Property, together with all advertising materials, booklets, codes and keys, if any, used in the operation of the Property. Seller makes no representations regarding the existence or adequacy of such documents or items for use in management or operation of the Property. The foregoing shall not include the separate books, records, correspondence and other documentation of Seller located at its offices. After the Closing, Seller shall have the right to inspect the books and records of the Property to verify that Purchaser is remitting to Seller all amounts to be remitted to Seller according to the terms of this Agreement, and for any other purpose related to Seller’s prior ownership of the Property. For purposes of all prorations provided for herein, Seller shall be responsible for all days up to but not including the Closing Date, and Purchaser shall be responsible for the Closing Date and all days thereafter.
     If after the Closing, either Seller or Purchaser discovers any inaccuracies or errors in the adjustments, prorations or credits computed at the Closing, Seller and Purchaser shall each take such action and pay such sums as may be necessary so that the said adjustments, prorations and credits shall be in accordance with the terms of this Agreement, and the obligations of either party to take any such actions and pay any such amounts shall survive the Closing for sixty (60) calendar days after the Closing Date.
     10. Transfer Taxes; Title Charges. Seller and Purchaser agree to execute any real estate transfer declarations required by the state, county or municipality in which the Real Estate is located. Each party shall pay one-half (1/2) of the cost of the transfer and documentary taxes related to the conveyance of the Real Estate. Each party shall pay the cost of recording the instruments of conveyance related to the conveyance of the Real Estate, and all sales and transfer taxes or other fees assessed by any governmental authority against the Personal Property as the result of the sale and transfer of same as contemplated hereby, as is customarily paid by the seller or the purchaser in the State of Nevada. If this transaction is terminated by Purchaser prior to the expiration of the Due Diligence Period, Purchaser shall pay all escrow costs billed by the Title Company. If the transaction is terminated after the Due Diligence Period by either party on account of default by the other, the defaulting party shall pay all escrow costs billed by the Title Company. In the event this transaction shall close as provided in this Agreement, escrow costs shall be divided equally between Seller and Purchaser. Purchaser shall pay any taxes in connection with Purchaser’s assumption of the Deed of Trust.
     Each party shall pay its own attorneys’ fees except as otherwise provided in this Agreement.
     11. Risk of Loss. Except as provided in any indemnity provisions of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than an amount equal to the Earnest Money (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property or to assign and transfer to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and provide a credit to Purchaser for any deductible amount. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller’s determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of an amount equal to the Earnest Money (as determined by Seller in good faith), then this Agreement may be terminated at the option of either party, which option shall be exercised, if at all, by such party’s written notice thereof to the other party within five (5) Business Days after Purchaser receives written notice of such fire or other casualty and Seller’s determination of the amount of such damages, and upon the exercise of such option by either party this Agreement shall become null and void, the Earnest Money shall be returned to Purchaser, and, subject to the provisions of Section 25 of this Agreement, neither party shall have any further liability or obligations hereunder. If neither party does not so select to terminate, then this Agreement shall not be terminated, and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and provide a credit to Purchaser for any deductible amount.
     12. Condemnation. In the event between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Real Estate or the Improvements or the taking or closing of any right of access to the Real Estate and/or the Improvements or the termination of any substantial tenant Lease, Purchaser may:
     (a) terminate this Agreement by written notice to Seller; or
     (b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.
     Seller shall promptly notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings. If such proceedings would result in the taking of any of the Real Estate or the Improvements or the taking or closing of any right of access to the Real Estate and/or the Improvements, Purchaser shall then notify Seller, within ten (10) days of Purchaser’s receipt of Seller’s Notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Section 12. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten-day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph

(b) and Closing shall be delayed, if necessary, until the later to occur of (i) the Closing Date or (ii) five (5) days after the expiration of the ten-day period.
     13. Default.
     (a) If this transaction is not consummated by reason of a default by Purchaser hereunder, then Seller shall have the right to declare this Agreement terminated, in which event the Earnest Money and all interest thereon shall be retained by Seller as full compensation for its damages as its sole remedy, and all further rights and obligations of the parties hereunder shall cease, subject to the provisions of Section 25 of this Agreement.
     (b) If this transaction is not consummated by reason of a default by Seller hereunder, Purchaser shall have the right to either: (i) declare this Agreement terminated, in which event the Earnest Money and all interest thereon shall be returned to Purchaser, Purchaser may recover its out of pocket third-party expenses, if any, incurred in connection with its due diligence investigation of the Property under Article 4 of this Agreement (not to exceed $10,000), and all further rights and obligations of the parties hereunder shall cease, subject to the provisions of Section 25 of this Agreement, or (ii) be entitled to specific performance of this Agreement.
     14. Notices. Any notice, request, demand, consent, approval or other communication given pursuant to this Agreement (hereinafter “Notice”) shall be in writing and shall be sent by registered or certified mail, return receipt requested, by way of facsimile transmission before 5:00 p.m. Eastern Time on the day of delivery or by hand-delivery or by means of a reputable express mail delivery service which guarantees next day delivery. A Notice shall be deemed to have been received (i) forty-eight (48) hours after a certified or registered letter containing a Notice, properly addressed, with postage prepaid is deposited in the United States mail, (ii) upon electronic confirmation that a telephonic facsimile transmission has been sent and (iii) if given otherwise than by certified or registered mail or by telephonic facsimile transmission, it shall be deemed to have been received upon the date of actual receipt. Any notice by either party shall be sufficient if signed on behalf of said party by any partner or officer thereof or by the legal representative of such party. Any party may, by notice given as aforesaid, change its address for any subsequent notice. All notices shall be given to the parties to this Agreement at the addresses set forth below:

If to Seller:	GRS Sahara Avenue Corp.
79 Alfred Street
Detroit, Michigan 48201
Fax: (313) 578-1201

with copies to:	Ronald Zajac, P.C.
79 Alfred Street
Detroit, Michigan 48201
Fax: (313) 578-1201

and to:	Capozzoli Advisory for Pensions, Inc.
Attn: Mr. Gary Kittrell
21500 Haggerty Road, Suite 100
Northville, Michigan 48167
Fax (248) 305-8904

If to Purchaser:	BankWest of Nevada
Attn: Robert G. Sarver
12220 El Camino Real, Suite 100
San Diego, California 92130
Fax: (858) 755-0875

with copies to:	BankWest of Nevavda
Attn: Jack Wallis
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Fax: (702) 362-2026

and to:	Stephen B. Yoken, Esq.
Snell & Wilmer L.L.P.
3800 Howard Hughes Parkway, Suite 1000
Las Vegas, Nevada 89109
Fax: 702-784-5252
     15. Time of Essence. Time is of the essence of this Agreement.
     16. Termination of Management and Leasing Contracts. Provided Purchaser has elected to proceed to purchase the Property, on or before the Closing Date Seller shall terminate any existing management and/or leasing contracts and any of the Service Contracts which Purchaser desires not to assume and which can be terminated without cost to Seller.
     17. Governing Law; Jurisdiction and Venue. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Nevada. Purchaser and Seller consent to the jurisdiction and venue of any state or federal court located in Clark County, Nevada; provided, however said consent shall not be deemed a waiver of either party’s right to remove any suit brought in state court to federal court.
     18. Counterparts. This Agreement may be executed any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19. Captions. The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.
     20. Assignability. Purchaser shall have the right to assign its rights under this Agreement to an affiliate of Purchaser controlled by Purchaser without the consent of Seller. Other than an assignment to an affiliate of Purchaser controlled by Purchaser, Purchaser may not assign its rights under this Agreement without the prior written consent of Seller.
     21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, successors and permitted assigns.
     22. Modifications; Waiver. No waiver, modification amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.
     23. Entire Agreement. This Agreement contains the entire Agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.
     24. Partial Invalidity. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.
     25. Survival. Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants, agreements and other obligations in this Agreement shall survive the Closing of this transaction and no action based thereon shall be commenced after the Closing of this transaction. However, the obligations of Seller and Purchaser in Sections 9 and 28 of this Agreement and the obligations of Purchaser in Section 4 (notwithstanding any other provision of this Agreement) and any other indemnity provisions by Purchaser in this Agreement shall survive the Closing of this transaction or the termination of this Agreement.
     26. No Personal Liability of Officers or Directors of Seller. Purchaser acknowledges that this Agreement is entered into by a corporation as Seller, and Purchaser agrees that no individual officer or director or representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.
     27. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
     28. Broker. Seller and Purchaser each hereby agrees to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorney’s fees) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations and warranties contained in this Section 28 shall survive the Closing.
     29. Effective Date. For purpose of calculation of all time periods within which Seller or Purchaser must act or respond as herein described, all phrases such as “the date of this Agreement”, “the date of execution of this Agreement” of any other like phrase referring to the date of the Agreement, shall mean and refer to the Effective Date of this Agreement as described in Section 2 of this Agreement, regardless of whether or not both Seller and Purchaser may or may not have executed this Agreement on such Effective Date.
     30. Confidentiality. Neither Seller nor Purchaser shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after Closing, without the prior specific consent of the other; provided either party may make disclosure of this Agreement to its lenders, creditors, shareholders, directors, officers, employees and agents as necessary to perform its obligations hereunder.
     31. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the prevailing party as determined by the court shall be entitled to recover all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.
     32. Indemnities. Seller agrees to indemnify Purchaser and hold it harmless from and against any cost, expense or liability resulting from the ownership and operation of the Property by Seller prior to the Closing Date. Purchaser agrees to indemnify Seller and hold it harmless from and against any cost, expense or liability arising from the ownership and operation of the Property on or after the Closing Date.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
SELLER:
GRS Sahara Avenue Corp.,
a Michigan corporation
By: Capozzoli Advisory for Pensions, Inc.
Its: Authorized Representative
By: /s/ Gene S. Thompson
Its: Senior Vice President
Date: September 15, 2005

PURCHASER:
BankWest of Nevada,
a Nevada banking corporation
By: /s/ Jack R. Wallis
Its: Senior Executive Vice President and Chief Operating Officer
Date: September 13, 2005